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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
September 1, 2002



                 Annapolis Bancorp and Subsidiary BankAnnapolis
                           Announce Executive Changes

Annapolis, Maryland, September 1, 2002: The Board of Directors of Annapolis Bancorp, Inc. (NASDAQ: ANNB) today announced that effective immediately, the employment of Mark H. Anders as President of Annapolis Bancorp, Inc. has been terminated.

Also, the Board of Directors of BankAnnapolis, a wholly owned subsidiary of Annapolis Bancorp, Inc., today announced that effective immediately, the employment of Mr. Anders as President and Chief Executive Officer of BankAnnapolis has been terminated. The Boards of Annapolis Bancorp, Inc. and BankAnnapolis both cited fundamental differences with Mr. Anders regarding the respective roles of the Boards of Directors and the President/CEO in the process of corporate governance.

The Board of Directors of BankAnnapolis named Richard M. Lerner to succeed Mr. Anders as President and CEO of BankAnnapolis. Mr. Lerner is a founding director of the Bank who has served as full-time Chairman of the Board for the past three years. Mr. Lerner previously served as acting President and CEO of the Bank in 1999. Mr. Lerner also serves as Chairman and CEO of Annapolis Bancorp, Inc.

In naming Mr. Lerner as the new President and CEO of BankAnnapolis, the Board affirmed its commitment to retaining key senior managers in whose abilities it has full faith and confidence. "Our intent is to make this transition as seamless as possible with no impact on customers or disruption to the daily operations of the Bank," Lerner said.

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